2Q24 Key Financial Data				2Q24 Highlights

PROFITABILITY METRICS	2Q24	1Q24	2Q23
•Net income of $1,622 million and diluted earnings per common share of $0.98, both as adjusted for a $26 million notable item for an increase in the Federal Deposit Insurance Corporation ("FDIC") special assessment
•Net interest income, linked quarter, increased 0.9% on a taxable-equivalent basis
•Average total loans increased 1.0% and average total deposits increased 2.2% on a linked quarter basis
•Noninterest income increased 2.4% from the second quarter of a year ago and increased 4.3% on a linked quarter basis, as adjusted
•Net revenue of $6,867 million, including $4,052 million of net interest income on a taxable-equivalent basis
•Noninterest expense decreased 1.7% year-over-year and 0.1% on a linked quarter basis, as adjusted
•Return on tangible common equity of 18.6%, return on average assets of 0.98%, and efficiency ratio of 60.7%, each as adjusted
•CET1 capital ratio of 10.3% at June 30, 2024, compared with 10.0% at March 31, 2024

Return on average assets (%)	.97	.81	.81
Return on average common equity (%)	12.4	10.0	10.9
Return on tangible common equity (%) (a)	18.4	15.1	17.1
Net interest margin (%)	2.67	2.70	2.90
Efficiency ratio (%) (a)	61.0	66.4	63.7
Tangible efficiency ratio (%) (a)	59.0	64.2	61.5

INCOME STATEMENT (b)	2Q24	1Q24	2Q23
Net interest income (taxable-equivalent basis)	$4,052	$4,015	$4,449
Noninterest income	$2,815	$2,700	$2,726
Net income attributable to U.S. Bancorp	$1,603	$1,319	$1,361
Diluted earnings per common share	$.97	$.78	$.84
Dividends declared per common share	$.49	$.49	$.48

BALANCE SHEET (b)	2Q24	1Q24	2Q23
Average total loans	$374,685	$371,070	$388,817
Average total deposits	$513,909	$503,061	$497,265
Net charge-off ratio (%)	.58	.53	.67
Book value per common share (period end)	$31.80	$31.26	$30.14
Basel III standardized CET1 (%) (c)	10.3	10.0	9.1

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“In the second quarter, we posted diluted earnings per share of $0.98 and delivered a return on tangible common equity of 18.6%, both as adjusted. This quarter we generated $6.9 billion in net revenue driven by improved linked quarter net interest income, supported by healthy deposit growth, and continued momentum in leveraging our diversified fee income platform to deepen relationships. We continued to invest for the future while managing our operating expenses prudently, with both linked quarter and year-over-year declines in noninterest expense. This quarter, credit metrics continued to perform in line with expectations, and we believe our reserve levels are appropriate for future losses. All capital and liquidity ratios remain strong, and we increased our CET1 ratio by 30 basis points to end the quarter at 10.3% - a year-over-year increase of 120 basis points. As we head into the back half of this year, we are well-positioned with national scale, an interconnected business model and superior digital capabilities, to continue our delivery of industry leading returns over the long term. I would like to thank all our employees for their continued focus on best serving our clients, communities, and shareholders.”
— Andy Cecere, Chairman and CEO, U.S. Bancorp

Business and Other Highlights

U.S. Bancorp promotes Gunjan Kedia to President
U.S. Bancorp announced that Gunjan Kedia will be its new president, reporting to Andy Cecere, who will retain the title of chairman and CEO. Ms. Kedia will oversee the company's three primary revenue-generating business lines, ensuring a shared focus on growth and holistic client experiences across its entire network. Ms. Kedia has spent nearly 30 years in financial services and joined U.S. Bancorp in 2016. She previously served as vice chair of Wealth, Corporate, Commercial and Institutional Banking.
U.S. Bank Recognized as Best-In-Class for Digital Banking
During the quarter, U.S. Bank was named in the top spot of "Best-In-Class" for both its mobile app and online banking in Javelin's annual Mobile Banking and Online Banking Scorecards. U.S. Bank was recognized for overall ease of use, money movement, financial fitness, customer service, relationship deepening and security empowerment in its digital tool.

Notable Item Impacts 2Q24 ($ in million, except per share data)	Income Before Taxes	Net Income Attributable to U.S. Bancorp	Diluted Earnings Per Common Share
Reported	$2,085	$1,603	$.97
Notable items	26	19.01
Adjusted	$2,111	$1,622	$.98

Notable Items
($ in millions)	2Q24	1Q24	2Q23
Balance sheet optimization	$—	$—	$22
Merger and integration charges	—	155	310
FDIC special assessment	26	110	—
Provision for credit losses	—	—	243
Notable items	26	265	575
Tax expense	(7)	(66)	(143)
Notable items, net of tax expense	$19	$199	$432

Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Second Quarter 2024 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23

Net interest income	$4,023	$3,985	$4,415	1.0	(8.9)	$4,023	$3,985	$4,415	1.0	(8.9)
Taxable-equivalent adjustment	29	30	34	(3.3)	(14.7)	29	30	34	(3.3)	(14.7)
Net interest income (taxable-equivalent basis)	4,052	4,015	4,449.9		(8.9)	4,052	4,015	4,449.9		(8.9)
Noninterest income	2,815	2,700	2,726	4.3	3.3	2,815	2,700	2,748	4.3	2.4
Total net revenue	6,867	6,715	7,175	2.3	(4.3)	6,867	6,715	7,197	2.3	(4.6)
Noninterest expense	4,214	4,459	4,569	(5.5)	(7.8)	4,188	4,194	4,259	(.1)	(1.7)
Income before provision and income taxes	2,653	2,256	2,606	17.6	1.8	2,679	2,521	2,938	6.3	(8.8)
Provision for credit losses	568	553	821	2.7	(30.8)	568	553	578	2.7	(1.7)
Income before taxes	2,085	1,703	1,785	22.4	16.8	2,111	1,968	2,360	7.3	(10.6)
Income taxes and taxable-equivalent adjustment	474	377	416	25.7	13.9	481	443	559	8.6	(14.0)
Net income	1,611	1,326	1,369	21.5	17.7	1,630	1,525	1,801	6.9	(9.5)
Net (income) loss attributable to noncontrolling interests	(8)	(7)	(8)	(14.3)	—	(8)	(7)	(8)	(14.3)	—
Net income attributable to U.S. Bancorp	$1,603	$1,319	$1,361	21.5	17.8	$1,622	$1,518	$1,793	6.9	(9.5)
Net income applicable to U.S. Bancorp common shareholders	$1,518	$1,209	$1,281	25.6	18.5	$1,537	$1,407	$1,710	9.2	(10.1)
Diluted earnings per common share	$.97	$.78	$.84	24.4	15.5	$.98	$.90	$1.12	8.9	(12.5)

(a)2Q24 excludes a $26 million ($19 million net-of-tax) notable item for an increase in the FDIC special assessment. 1Q24 excludes $265 million ($199 million net-of-tax) of notable items including: $155 million of merger and integration-related charges and a $110 million charge for the increase in the FDIC special assessment. 2Q23 excludes $575 million ($432 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $310 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.
(b)See Non-GAAP Financial Measures reconciliation beginning on page 18

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)				ADJUSTED (c) (d)
	YTD 2024	YTD 2023	Percent Change	YTD 2024	YTD 2023	Percent Change

Net interest income	$8,008	$9,049	(11.5)	$8,008	$9,049	(11.5)
Taxable-equivalent adjustment	59	68	(13.2)	59	68	(13.2)
Net interest income (taxable-equivalent basis)	8,067	9,117	(11.5)	8,067	9,117	(11.5)
Noninterest income	5,515	5,233	5.4	5,515	5,255	4.9
Total net revenue	13,582	14,350	(5.4)	13,582	14,372	(5.5)
Noninterest expense	8,673	9,124	(4.9)	8,382	8,570	(2.2)
Income before provision and income taxes	4,909	5,226	(6.1)	5,200	5,802	(10.4)
Provision for credit losses	1,121	1,248	(10.2)	1,121	1,005	11.5
Income before taxes	3,788	3,978	(4.8)	4,079	4,797	(15.0)
Income taxes and taxable-equivalent adjustment	851	905	(6.0)	924	1,109	(16.7)
Net income	2,937	3,073	(4.4)	3,155	3,688	(14.5)
Net (income) loss attributable to noncontrolling interests	(15)	(14)	(7.1)	(15)	(14)	(7.1)
Net income attributable to U.S. Bancorp	$2,922	$3,059	(4.5)	$3,140	$3,674	(14.5)
Net income applicable to U.S. Bancorp common shareholders	$2,727	$2,873	(5.1)	$2,944	$3,483	(15.5)
Diluted earnings per common share	$1.75	$1.87	(6.4)	$1.89	$2.27	(16.7)
(c)2024 excludes $291 million ($218 million net-of-tax) of notable items including: $155 million of merger and integration-related charges and $136 million for the increase in the FDIC special assessment. 2023 excludes $819 million ($615 million net-of-tax) of notable items including: $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $554 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.
(d)See Non-GAAP Financial Measures reconciliation beginning on page 18

U.S. Bancorp Second Quarter 2024 Results

Net income attributable to U.S. Bancorp was $1,603 million for the second quarter of 2024, $242 million higher than the $1,361 million for the second quarter of 2023 and $284 million higher than the $1,319 million for the first quarter of 2024. Diluted earnings per common share was $0.97 in the second quarter of 2024, compared with $0.84 in the second quarter of 2023 and $0.78 in the first quarter of 2024. The second quarter of 2024 included $19 million, or ($0.01) per diluted common share, of notable item(s), net-of-tax, compared with $432 million or ($0.28) per diluted common share in the second quarter of 2023 and $199 million or ($0.12) per diluted common share in the first quarter of 2024. On an adjusted basis, excluding the impacts of these notable items, net income applicable to common shareholders for the second quarter of 2024 was $1,537 million, which was $173 million lower than the second quarter of 2023 and $130 million higher than the first quarter of 2024. Diluted earnings per common share was $0.98 in the second quarter of 2024, on an adjusted basis.

The increase in net income attributable to U.S. Bancorp year-over-year was primarily due to lower noninterest expense, a decline in notable items from the prior year quarter, and a decrease in the provision for credit losses, partially offset by lower total net revenue. Pretax income, excluding notable items, in the second quarter of 2024 decreased 10.6 percent compared with a year ago. Net interest income decreased 8.9 percent on a year-over-year taxable-equivalent basis, due to the impact of higher interest rates on deposit mix and pricing, partially offset by higher rates on earning assets and balance sheet optimization activities. The net interest margin decreased to 2.67 percent in the second quarter of 2024 from 2.90 percent in the second quarter of 2023, driven by similar factors. Noninterest income increased 3.3 percent (2.4 percent excluding notable items in the prior year quarter) compared with a year ago driven by higher fee revenue across most categories. The current year quarter included losses on the sales of securities which was offset by a gain on the sale of mortgage servicing rights. Noninterest expense decreased 7.8 percent (1.7 percent excluding notable items) primarily due to prudent expense management, continued focus on operational efficiency, and synergies from the acquisition of MUFG Union Bank ("MUB"), partially offset by higher marketing and business development expense. The provision for credit losses decreased $253 million (30.8 percent) ($10 million (1.7 percent) excluding notable items in the prior year quarter) compared with the second quarter of 2023 largely driven by stabilization in both the economic and credit environment amidst stress in the commercial real estate portfolio.

Net income attributable to U.S. Bancorp increased on a linked quarter basis primarily due to higher total net revenue and a decline in notable items from the prior quarter. Pretax income, excluding notable items, increased 7.3 percent on a linked quarter basis. Net interest income increased 0.9 percent on a taxable-equivalent basis due to deposit and earning asset growth, earning asset repricing and mix as well as continued discipline of overall funding costs. The net interest margin decreased to 2.67 percent in the second quarter of 2024 from 2.70 percent in the first quarter of 2024 driven by a higher earning asset base partially offset by factors mentioned above. Noninterest income in the second quarter of 2024 increased 4.3 percent from the first quarter of 2024, primarily due to higher payment services revenue, while losses on the sales of securities was offset by a gain on the sale of mortgage servicing rights. Excluding notable items, noninterest expense decreased 0.1 percent on a linked quarter basis due to lower compensation and employee benefits expense, partially offset by higher marketing and business development expense. The provision for credit losses increased $15 million (2.7 percent) compared with the first quarter of 2024 primarily due to loan portfolio growth.

U.S. Bancorp Second Quarter 2024 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Change

Components of net interest income
Income on earning assets	$8,015	$7,795	$7,562	$220	$453	$15,810	$14,561	$1,249
Expense on interest-bearing liabilities	3,963	3,780	3,113	183	850	7,743	5,444	2,299
Net interest income	$4,052	$4,015	$4,449	$37	$(397)	$8,067	$9,117	$(1,050)

Average yields and rates paid
Earning assets yield	5.29%	5.25%	4.94%	.04%	.35%	5.27%	4.80%	.47%
Rate paid on interest-bearing liabilities	3.18	3.12	2.60	.06	.58	3.15	2.34	.81
Gross interest margin	2.11%	2.13%	2.34%	(.02)%	(.23)%	2.12%	2.46%	(.34)%
Net interest margin	2.67%	2.70%	2.90%	(.03)%	(.23)%	2.68%	3.00%	(.32)%

Average balances
Investment securities (a)	$167,020	$161,236	$159,824	$5,784	$7,196	$164,128	$162,957	$1,171
Loans	374,685	371,070	388,817	3,615	(14,132)	372,878	387,789	(14,911)
Interest-bearing deposits with banks	53,056	50,903	51,972	2,153	1,084	51,979	47,662	4,317
Earning assets	608,892	596,135	613,839	12,757	(4,947)	602,513	610,744	(8,231)
Interest-bearing liabilities	500,464	487,351	480,450	13,113	20,014	493,908	469,324	24,584

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the second quarter of 2024 was $4,052 million, a decrease of $397 million (8.9 percent) from the second quarter of 2023. The decrease was primarily due to the impact of deposit mix and pricing, partially offset by higher rates on earning assets. Average earning assets were $4.9 billion (0.8 percent) lower than the second quarter of 2023, reflecting decreases of $14.1 billion (3.6 percent) in average total loans, partially offset by increases of $7.2 billion (4.5 percent) in average investment securities due to balance sheet positioning and liquidity management and $1.1 billion (2.1 percent) in average interest-bearing deposits with banks.

Net interest income on a taxable-equivalent basis increased $37 million (0.9 percent) on a linked quarter basis primarily due to deposit and earning asset growth, earning asset repricing and mix as well as continued discipline of overall funding costs. Average earning assets were $12.8 billion (2.1 percent) higher on a linked quarter basis, reflecting increases in average investment securities of $5.8 billion (3.6 percent), average total loans of $3.6 billion (1.0 percent), and average interest-bearing deposits with banks of $2.2 billion (4.2 percent).

The net interest margin in the second quarter of 2024 was 2.67 percent, compared with 2.90 percent in the second quarter of 2023 and 2.70 percent in the first quarter of 2024. The decreases in the net interest margin from the prior year and the linked quarter were driven by the factors mentioned above, inclusive of changes in balance sheet composition. The yields on earning assets continue to expand as fixed-rate assets reprice at higher levels while deposit migration has been stabilizing and the rate of change in deposit pricing has moderated over the past several quarters.

U.S. Bancorp Second Quarter 2024 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change

Commercial	$130,162	$126,602	$133,697	2.8	(2.6)	$128,382	$132,469	(3.1)
Lease financing	4,177	4,165	4,388.3		(4.8)	4,171	4,422	(5.7)
Total commercial	134,339	130,767	138,085	2.7	(2.7)	132,553	136,891	(3.2)

Commercial mortgages	40,871	41,545	43,214	(1.6)	(5.4)	41,208	43,420	(5.1)
Construction and development	11,418	11,492	11,720	(.6)	(2.6)	11,455	11,843	(3.3)
Total commercial real estate	52,289	53,037	54,934	(1.4)	(4.8)	52,663	55,263	(4.7)

Residential mortgages	116,478	115,639	117,606.7		(1.0)	116,059	116,950	(.8)

Credit card	28,349	27,942	26,046	1.5	8.8	28,145	25,809	9.1

Retail leasing	4,185	4,082	4,829	2.5	(13.3)	4,134	5,034	(17.9)
Home equity and second mortgages	13,053	12,983	12,753.5		2.4	13,018	12,763	2.0
Other	25,992	26,620	34,564	(2.4)	(24.8)	26,306	35,079	(25.0)
Total other retail	43,230	43,685	52,146	(1.0)	(17.1)	43,458	52,876	(17.8)

Total loans	$374,685	$371,070	$388,817	1.0	(3.6)	$372,878	$387,789	(3.8)

Average total loans for the second quarter of 2024 were $14.1 billion (3.6 percent) lower than the second quarter of 2023. The decrease was primarily due to lower total commercial loans (2.7 percent), total commercial real estate loans (4.8 percent) and total other retail loans (17.1 percent), partially offset by higher credit card loans (8.8 percent). The decrease in commercial loans was primarily due to decreased demand as corporate customers accessed the capital markets. The decrease in commercial real estate loans was primarily due to payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to balance sheet repositioning and capital management activities executed in 2023. The increase in credit card loans was primarily driven by higher spend volume.

Average total loans were $3.6 billion (1.0 percent) higher than the first quarter of 2024. The increase was primarily due to higher total commercial loans (2.7 percent) and credit card loans (1.5 percent), partially offset by lower total commercial real estate loans (1.4 percent) and total other retail loans (1.0 percent). The increase in total commercial loans was primarily due to growth in corporate banking. The increase in credit card loans was primarily driven by higher spend volume. The decrease in total commercial real estate loans was primarily due to payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to lower automobile loans.

U.S. Bancorp Second Quarter 2024 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change

Noninterest-bearing deposits	$83,418	$84,787	$113,758	(1.6)	(26.7)	$84,102	$121,705	(30.9)
Interest-bearing savings deposits
Interest checking	125,709	125,011	127,994.6		(1.8)	125,360	128,668	(2.6)
Money market savings	208,386	196,502	152,893	6.0	36.3	202,444	149,948	35.0
Savings accounts	38,855	41,645	58,993	(6.7)	(34.1)	40,250	63,883	(37.0)
Total savings deposits	372,950	363,158	339,880	2.7	9.7	368,054	342,499	7.5
Time deposits	57,541	55,116	43,627	4.4	31.9	56,329	39,554	42.4
Total interest-bearing deposits	430,491	418,274	383,507	2.9	12.3	424,383	382,053	11.1
Total deposits	$513,909	$503,061	$497,265	2.2	3.3	$508,485	$503,758.9

Average total deposits for the second quarter of 2024 were $16.6 billion (3.3 percent) higher than the second quarter of 2023. Average noninterest-bearing deposits decreased $30.3 billion (26.7 percent) driven by balance decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. The decrease was due in part to the impact of higher interest rates and a product change for certain MUB retail checking accounts into interest checking accounts at conversion to create a better customer experience. Average total savings deposits were $33.1 billion (9.7 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $13.9 billion (31.9 percent) higher than the second quarter of 2023 mainly within Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $10.8 billion (2.2 percent) over the first quarter of 2024. On a linked quarter basis, average noninterest-bearing deposits decreased $1.4 billion (1.6 percent) driven by a decrease within Wealth, Corporate, Commercial and Institutional Banking due to the impact of higher interest rates. Average total savings deposits increased $9.8 billion (2.7 percent) driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $2.4 billion (4.4 percent) higher on a linked quarter basis mainly within Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Second Quarter 2024 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change

Card revenue	$428	$392	$422	9.2	1.4	$820	$782	4.9
Corporate payment products revenue	195	184	190	6.0	2.6	379	379	—
Merchant processing services	454	401	436	13.2	4.1	855	823	3.9
Trust and investment management fees	649	641	621	1.2	4.5	1,290	1,211	6.5
Service charges	322	315	324	2.2	(.6)	637	648	(1.7)
Commercial products revenue	374	388	358	(3.6)	4.5	762	692	10.1
Mortgage banking revenue	190	166	161	14.5	18.0	356	289	23.2
Investment products fees	82	77	68	6.5	20.6	159	136	16.9
Securities gains (losses), net	(36)	2	3	nm	nm	(34)	(29)	(17.2)
Other	157	134	165	17.2	(4.8)	291	324	(10.2)
Total before balance sheet optimization	2,815	2,700	2,748	4.3	2.4	5,515	5,255	4.9
Balance sheet optimization	—	—	(22)	—	nm	—	(22)	nm
Total noninterest income	$2,815	$2,700	$2,726	4.3	3.3	$5,515	$5,233	5.4

Second quarter noninterest income of $2,815 million was $89 million (3.3 percent) higher than the second quarter of 2023 ($67 million (2.4 percent) excluding the balance sheet optimization impact of $(22) million in the second quarter of 2023). The increase was driven by higher payment services revenue, trust and investment management fees, commercial products revenue, mortgage banking revenue, and investment product fees, partially offset by securities losses. Payment services revenue increased $29 million (2.8 percent) compared with the second quarter of 2023. Within payment services revenue, merchant processing revenue increased $18 million (4.1 percent) due to favorable rates. Trust and investment management fees increased $28 million (4.5 percent) driven by business growth and favorable market conditions. Commercial products revenue increased $16 million (4.5 percent) driven by higher corporate bond fees and foreign currency activity. Mortgage banking revenue increased $29 million (18.0 percent) primarily driven by a $30 million gain on the sale of mortgage servicing rights in the current year quarter. Investment product fees increased $14 million (20.6 percent) due to business growth and favorable market conditions. These increases were partially offset by losses of $36 million on securities sales.

Noninterest income was $115 million (4.3 percent) higher in the second quarter of 2024 compared with the first quarter of 2024. The increase was driven by higher payment services revenue, and mortgage banking revenue, partially offset by a decrease in commercial products revenue and securities losses. Payment services revenue increased $100 million (10.2 percent) on a linked quarter basis primarily due to seasonally higher card revenue of $36 million (9.2 percent) and merchant processing revenue of $53 million (13.2 percent), driven by higher spend volume as well as favorable rates. Mortgage banking revenue increased $24 million (14.5 percent) primarily driven by a $30 million gain on the sale of mortgage servicing rights. These increases were partially offset by losses of $36 million on securities sales and a decrease in commercial products revenue of $14 million (3.6 percent) due to lower corporate bond fees.

U.S. Bancorp Second Quarter 2024 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change

Compensation and employee benefits	$2,619	$2,691	$2,646	(2.7)	(1.0)	$5,310	$5,292.3
Net occupancy and equipment	316	296	316	6.8	—	612	637	(3.9)
Professional services	116	110	141	5.5	(17.7)	226	275	(17.8)
Marketing and business development	158	136	122	16.2	29.5	294	244	20.5
Technology and communications	509	507	522.4		(2.5)	1,016	1,025	(.9)
Other intangibles	142	146	159	(2.7)	(10.7)	288	319	(9.7)
Other	328	308	353	6.5	(7.1)	636	778	(18.3)
Total before notable items	4,188	4,194	4,259	(.1)	(1.7)	8,382	8,570	(2.2)
Notable items	26	265	310	(90.2)	(91.6)	291	554	(47.5)
Total noninterest expense	$4,214	$4,459	$4,569	(5.5)	(7.8)	$8,673	$9,124	(4.9)

Second quarter noninterest expense of $4,214 million was $355 million (7.8 percent) lower than the second quarter of 2023. Excluding notable items of $26 million in the second quarter of 2024 and $310 million in the second quarter of 2023, second quarter noninterest expense decreased $71 million (1.7 percent) compared with the second quarter of 2023, due to prudent expense management, continued focus on operational efficiency, and synergies from the MUB acquisition, partially offset by higher marketing and business development expense. Compensation and employee benefits expense decreased $27 million (1.0 percent) compared with the second quarter of 2023 primarily due to synergies from the MUB acquisition, partially offset by merit increases and higher performance-based incentives. Professional services expense decreased $25 million (17.7 percent) and technology and communications expense decreased $13 million (2.5 percent), both due to synergies from the MUB acquisition. Marketing and business development increased $36 million (29.5 percent) due to the timing of campaigns. Other noninterest expense decreased $25 million (7.1 percent) primarily due to a decline in the future delivery exposures for merchant and airline processing and other liabilities.

Noninterest expense decreased $245 million (5.5 percent) from the first quarter of 2024. Excluding notable items of $26 million in the second quarter of 2024 and $265 million in the first quarter of 2024, second quarter noninterest expense decreased $6 million (0.1 percent) on a linked quarter basis, primarily driven by lower compensation and employee benefits expense, partially offset by higher net occupancy and equipment expense and marketing and business development expense. Compensation and employee benefits expense decreased $72 million (2.7 percent) primarily due to seasonally higher employee benefits in the first quarter of 2024, partially offset by higher performance-based incentives. Net occupancy and equipment expense increased $20 million (6.8 percent) due to the timing of maintenance projects. Marketing and business development expense increased $22 million (16.2 percent) due to the timing of campaigns and higher travel expenses.

Provision for Income Taxes
The provision for income taxes for the second quarter of 2024 resulted in a tax rate of 22.7 percent on a taxable-equivalent basis (effective tax rate of 21.6 percent), compared with 23.3 percent on a taxable-equivalent basis (effective tax rate of 21.8 percent) in the second quarter of 2023, and a tax rate of 22.1 percent on a taxable-equivalent basis (effective tax rate of 20.7 percent) in the first quarter of 2024.

U.S. Bancorp Second Quarter 2024 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q 2024	% (a)	1Q 2024	% (a)	4Q 2023	% (a)	3Q 2023	% (a)	2Q 2023	% (a)
Balance, beginning of period	$7,904		$7,839		$7,790		$7,695		$7,523
Net charge-offs
Total excluding optimization impact	538.58		488.53		463.49		420.44		340.35
Balance sheet optimization impact	—		—		—		—		309
Total net charge-offs	538.58		488.53		463.49		420.44		649.67
Provision for credit losses
Total excluding optimization impact	568		553		512		515		578
Balance sheet optimization impact	—		—		—		—		243
Total provision for credit losses	568		553		512		515		821
Balance, end of period	$7,934		$7,904		$7,839		$7,790		$7,695
Components
Allowance for loan losses	$7,549		$7,514		$7,379		$7,218		$7,164
Liability for unfunded credit commitments	385		390		460		572		531
Total allowance for credit losses	$7,934		$7,904		$7,839		$7,790		$7,695
Allowance for credit losses as a percentage of
Period-end loans (%)	2.11		2.11		2.10		2.08		2.03
Nonperforming loans (%)	438		454		541		615		739
Nonperforming assets (%)	428		443		525		595		709

(a)Annualized and calculated on average loan balances

SUMMARY OF NET CHARGE-OFFS
($ in millions)	2Q 2024	% (a)	1Q 2024	% (a)	4Q 2023	% (a)	3Q 2023	% (a)	2Q 2023	% (a)

Net charge-offs
Commercial	$135.42		$109.35		$78.24		$86.26		$87.26
Lease financing	8.77		7.68		7.66		6.55		3.27
Total commercial	143.43		116.36		85.26		92.27		90.26
Commercial mortgages	35.34		15.15		75.71		49.46		26.24
Construction and development	1.04		6.21		(4)	(.14)	—	—	—	—
Total commercial real estate	36.28		21.16		71.52		49.36		26.19
Residential mortgages	(4)	(.01)	—	—	(1)	—	(3)	(.01)	114.39
Credit card	315	4.47	296	4.26	255	3.65	220	3.25	199	3.06
Retail leasing	3.29		5.49		2.19		2.18		1.08
Home equity and second mortgages	(1)	(.03)	—	—	(1)	(.03)	1.03		(1)	(.03)
Other	46.71		50.76		52.74		59.80		220	2.55
Total other retail	48.45		55.51		53.47		62.53		220	1.69
Total net charge-offs	$538.58		$488.53		$463.49		$420.44		$649.67

Gross charge-offs	$652		$595		$559		$508		$755
Gross recoveries	$114		$107		$96		$88		$106
(a) Annualized and calculated on average loan balances

U.S. Bancorp Second Quarter 2024 Results
The Company’s provision for credit losses for the second quarter of 2024 was $568 million, compared with $553 million in the first quarter of 2024 and $821 million in the second quarter of 2023. The provision for credit losses in the second quarter of 2023 included a notable item of $243 million for balance sheet optimization activities. The second quarter of 2024 provision was $15 million (2.7 percent) higher than the first quarter of 2024 and $253 million (30.8 percent) lower than the second quarter of 2023 ($10 million (1.7 percent) lower excluding the notable item), largely driven by stabilization in the economic and credit environment. The Company continues to monitor economic uncertainty related to high interest rates, persistent inflationary pressures, and other economic factors that may affect the financial strength of corporate and consumer borrowers.

Total net charge-offs in the second quarter of 2024 were $538 million, compared with $488 million in the first quarter of 2024 and $649 million in the second quarter of 2023. Net charge-offs for the second quarter of 2023 included a notable item of $309 million of charge-offs related to balance sheet optimization activities. The net charge-off ratio was 0.58 percent in the second quarter of 2024, compared with 0.53 percent in the first quarter of 2024 and 0.67 percent in the second quarter of 2023 (0.35 percent excluding the impact of the second quarter of 2023 notable item). Net charge-offs, excluding the impact of the second quarter of 2023 notable item, increased $198 million (58.2 percent) on a year-over-year basis primarily reflecting higher charge-offs in credit cards and commercial loans.

The allowance for credit losses was $7,934 million at June 30, 2024, compared with $7,904 million at March 31, 2024, and $7,695 million at June 30, 2023. The linked quarter increase in the allowance for credit losses was primarily driven by portfolio growth. The ratio of the allowance for credit losses to period-end loans was 2.11 percent at June 30, 2024, and at March 31, 2024, compared with 2.03 percent at June 30, 2023. The ratio of the allowance for credit losses to nonperforming loans was 438 percent at June 30, 2024, compared with 454 percent at March 31, 2024, and 739 percent at June 30, 2023.

Nonperforming assets were $1,852 million at June 30, 2024, compared with $1,786 million at March 31, 2024, and $1,085 million at June 30, 2023. The ratio of nonperforming assets to loans and other real estate was 0.49 percent at June 30, 2024, compared with 0.48 percent at March 31, 2024, and 0.29 percent at June 30, 2023. The increase in nonperforming assets on a linked quarter basis was primarily due to higher commercial real estate office nonperforming loans. The increase in nonperforming assets on a year-over year basis was primarily due to higher commercial and commercial real estate nonperforming loans, partially offset by lower nonperforming residential mortgages. Accruing loans 90 days or more past due were $701 million at June 30, 2024, compared with $714 million at March 31, 2024, and $474 million at June 30, 2023.

U.S. Bancorp Second Quarter 2024 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2024	Mar 31 2024	Dec 31 2023	Sep 30 2023	Jun 30 2023

Delinquent loan ratios - 90 days or more past due
Commercial	.06	.08	.09	.05	.04
Commercial real estate	.02	—	.01	—	—
Residential mortgages	.15	.12	.12	.11	.08
Credit card	1.30	1.42	1.31	1.17	1.02
Other retail	.14	.15	.15	.13	.12
Total loans	.19	.19	.19	.15	.12

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.48	.49	.37	.24	.21
Commercial real estate	1.87	1.71	1.46	1.33	.87
Residential mortgages	.28	.26	.25	.25	.26
Credit card	1.30	1.42	1.31	1.17	1.02
Other retail	.47	.47	.46	.41	.39
Total loans	.67	.66	.57	.49	.40

ASSET QUALITY (a)
($ in millions)
	Jun 30 2024	Mar 31 2024	Dec 31 2023	Sep 30 2023	Jun 30 2023
Nonperforming loans
Commercial	$531	$522	$349	$231	$204
Lease financing	25	27	27	25	27
Total commercial	556	549	376	256	231

Commercial mortgages	888	755	675	566	361
Construction and development	71	145	102	155	113
Total commercial real estate	959	900	777	721	474

Residential mortgages	154	155	158	161	207
Credit card	—	—	—	—	—
Other retail	141	137	138	129	129
Total nonperforming loans	1,810	1,741	1,449	1,267	1,041

Other real estate	23	25	26	25	25
Other nonperforming assets	19	20	19	18	19
Total nonperforming assets	$1,852	$1,786	$1,494	$1,310	$1,085
Accruing loans 90 days or more past due	$701	$714	$698	$569	$474
Nonperforming assets to loans plus ORE (%)	.49	.48	.40	.35	.29

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2024 Results

COMMON SHARES
(Millions)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023

Beginning shares outstanding	1,560	1,558	1,557	1,533	1,533
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	—	3	1	24	—
Shares repurchased	—	(1)	—	—	—
Ending shares outstanding	1,560	1,560	1,558	1,557	1,533

CAPITAL POSITION				Preliminary Data
($ in millions)	Jun 30 2024	Mar 31 2024	Dec 31 2023	Sep 30 2023	Jun 30 2023

Total U.S. Bancorp shareholders' equity	$56,420	$55,568	$55,306	$53,113	$53,019

Basel III Standardized Approach (a)
Common equity tier 1 capital	$46,239	$45,239	$44,947	$44,655	$42,944
Tier 1 capital	53,491	52,491	52,199	51,906	50,187
Total risk-based capital	62,926	62,203	61,921	61,737	60,334

Common equity tier 1 capital ratio	10.3%	10.0%	9.9%	9.7%	9.1%
Tier 1 capital ratio	11.9	11.6	11.5	11.2	10.6
Total risk-based capital ratio	14.0	13.7	13.7	13.4	12.7
Leverage ratio	8.1	8.1	8.1	7.9	7.5

Tangible common equity to tangible assets (b)	5.4	5.2	5.3	5.0	4.8
Tangible common equity to risk-weighted assets (b)	8.0	7.8	7.7	7.0	6.8
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	10.2	9.9	9.7	9.5	8.9

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $56.4 billion at June 30, 2024, compared with $55.6 billion at March 31, 2024 and $53.0 billion at June 30, 2023. The Company has currently suspended all common stock repurchases, except for those done exclusively in connection with its stock-based compensation programs. The Company will continue to evaluate its share repurchases in connection with the potential capital requirements given proposed regulatory capital rules and related landscape.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.3 percent at June 30, 2024, compared with 10.0 percent at March 31, 2024, and 9.1 percent at June 30, 2023. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 10.2 percent at June 30, 2024, compared with 9.9 percent at March 31, 2024, and 8.9 percent at June 30, 2023.

U.S. Bancorp Second Quarter 2024 Results

Investor Conference Call
On Wednesday, July 17, 2024 at 7 a.m. CT, Chairman and Chief Executive Officer Andy Cecere and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 10 a.m. CT on Wednesday, July 17, 2024. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News & events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with more than 70,000 employees and $680 billion in assets as of June 30, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Increases in FDIC assessments due to bank failures;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Uncertainty regarding the content, timing and impact of changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to adverse developments affecting the banking sector;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;

U.S. Bancorp Second Quarter 2024 Results
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2023, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp Second Quarter 2024 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, U.S. Bancorp (the "Company") considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets
•Tangible common equity to risk-weighted assets
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the full impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, tangible efficiency ratio, net interest margin, and tax rate.
The adjusted return on average assets, adjusted return on tangible common equity, adjusted efficiency ratio, adjusted net income, adjusted diluted earnings per common share, and adjusted net charge-off ratio exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2024	2023	2024	2023
Interest Income
Loans	$5,761	$5,605	$11,473	$10,882
Loans held for sale	41	38	78	69
Investment securities	1,294	1,077	2,469	2,151
Other interest income	889	806	1,729	1,388
Total interest income	7,985	7,526	15,749	14,490
Interest Expense
Deposits	3,028	1,939	5,912	3,444
Short-term borrowings	296	740	566	1,189
Long-term debt	638	432	1,263	808
Total interest expense	3,962	3,111	7,741	5,441
Net interest income	4,023	4,415	8,008	9,049
Provision for credit losses	568	821	1,121	1,248
Net interest income after provision for credit losses	3,455	3,594	6,887	7,801
Noninterest Income
Card revenue	428	422	820	782
Corporate payment products revenue	195	190	379	379
Merchant processing services	454	436	855	823
Trust and investment management fees	649	621	1,290	1,211
Service charges	322	324	637	648
Commercial products revenue	374	358	762	692
Mortgage banking revenue	190	131	356	259
Investment products fees	82	68	159	136
Securities gains (losses), net	(36)	3	(34)	(29)
Other	157	173	291	332
Total noninterest income	2,815	2,726	5,515	5,233
Noninterest Expense
Compensation and employee benefits	2,619	2,646	5,310	5,292
Net occupancy and equipment	316	316	612	637
Professional services	116	141	226	275
Marketing and business development	158	122	294	244
Technology and communications	509	522	1,016	1,025
Other intangibles	142	159	288	319
Merger and integration charges	—	310	155	554
Other	354	353	772	778
Total noninterest expense	4,214	4,569	8,673	9,124
Income before income taxes	2,056	1,751	3,729	3,910
Applicable income taxes	445	382	792	837
Net income	1,611	1,369	2,937	3,073
Net (income) loss attributable to noncontrolling interests	(8)	(8)	(15)	(14)
Net income attributable to U.S. Bancorp	$1,603	$1,361	$2,922	$3,059
Net income applicable to U.S. Bancorp common shareholders	$1,518	$1,281	$2,727	$2,873

Earnings per common share	$.97	$.84	$1.75	$1.87
Diluted earnings per common share	$.97	$.84	$1.75	$1.87
Dividends declared per common share	$.49	$.48	$.98	$.96
Average common shares outstanding	1,560	1,533	1,560	1,532
Average diluted common shares outstanding	1,561	1,533	1,560	1,533

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	June 30, 2024	December 31, 2023	June 30, 2023
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$65,832	$61,192	$70,642
Investment securities
Held-to-maturity	81,486	84,045	86,938
Available-for-sale	79,799	69,706	69,221
Loans held for sale	2,582	2,201	2,361
Loans
Commercial	135,248	131,881	136,775
Commercial real estate	51,887	53,455	54,357
Residential mortgages	117,147	115,530	114,449
Credit card	28,715	28,560	26,626
Other retail	43,136	44,409	47,221
Total loans	376,133	373,835	379,428
Less allowance for loan losses	(7,549)	(7,379)	(7,164)
Net loans	368,584	366,456	372,264
Premises and equipment	3,570	3,623	3,695
Goodwill	12,476	12,489	12,486
Other intangible assets	5,757	6,084	6,634
Other assets	59,972	57,695	56,584
Total assets	$680,058	$663,491	$680,825

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$86,756	$89,989	$104,996
Interest-bearing	437,029	422,323	416,604
Total deposits	523,785	512,312	521,600
Short-term borrowings	16,557	15,279	32,334
Long-term debt	52,720	51,480	45,283
Other liabilities	30,111	28,649	28,124
Total liabilities	623,173	607,720	627,341
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,688	8,673	8,742
Retained earnings	75,231	74,026	73,355
Less treasury stock	(24,020)	(24,126)	(25,189)
Accumulated other comprehensive income (loss)	(10,308)	(10,096)	(10,718)
Total U.S. Bancorp shareholders' equity	56,420	55,306	53,019
Noncontrolling interests	465	465	465
Total equity	56,885	55,771	53,484
Total liabilities and equity	$680,058	$663,491	$680,825

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	June 30, 2024		March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total equity	$56,885		$56,033	$55,771	$53,578	$53,484
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(465)		(465)	(465)	(465)	(465)
Goodwill (net of deferred tax liability) (1)	(11,449)		(11,459)	(11,480)	(11,470)	(11,493)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,047)		(2,158)	(2,278)	(2,370)	(2,490)
Tangible common equity (a)	36,116		35,143	34,740	32,465	32,228

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	46,239		45,239	44,947	44,655	42,944
Adjustments (2)	(433)		(433)	(866)	(867)	(866)
Common equity tier 1 capital, reflecting the full implementation
of the current expected credit losses methodology (b)	45,806		44,806	44,081	43,788	42,078

Total assets	680,058		683,606	663,491	668,039	680,825
Goodwill (net of deferred tax liability) (1)	(11,449)		(11,459)	(11,480)	(11,470)	(11,493)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,047)		(2,158)	(2,278)	(2,370)	(2,490)
Tangible assets (c)	666,562		669,989	649,733	654,199	666,842

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	449,111	*	452,831	453,390	462,250	473,393
Adjustments (3)	(368)	*	(368)	(736)	(736)	(735)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	448,743	*	452,463	452,654	461,514	472,658

Ratios *
Tangible common equity to tangible assets (a)/(c)	5.4%		5.2%	5.3%	5.0%	4.8%
Tangible common equity to risk-weighted assets (a)/(d)	8.0		7.8	7.7	7.0	6.8
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	10.2		9.9	9.7	9.5	8.9

	Three Months Ended
	June 30, 2024		March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,518		$1,209	$766	$1,412	$1,281
Intangibles amortization (net-of-tax)	113		115	123	127	126
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,631		1,324	889	1,539	1,407
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,560		5,325	3,527	6,106	5,643

Average total equity	56,492		56,131	54,779	54,283	54,287
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(463)		(464)	(465)	(466)	(465)
Average goodwill (net of deferred tax liability) (1)	(11,457)		(11,473)	(11,475)	(11,493)	(11,527)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,087)		(2,208)	(2,295)	(2,418)	(2,530)
Average tangible common equity (g)	35,677		35,178	33,736	33,098	32,957

Return on tangible common equity (f)/(g)	18.4%		15.1%	10.5%	18.4%	17.1%

Net interest income	$4,023		$3,985	$4,111	$4,236	$4,415
Taxable-equivalent adjustment (4)	29		30	31	32	34
Net interest income, on a taxable-equivalent basis	4,052		4,015	4,142	4,268	4,449

Net interest income, on a taxable-equivalent basis (as calculated above)	4,052		4,015	4,142	4,268	4,449
Noninterest income	2,815		2,700	2,620	2,764	2,726
Less: Securities gains (losses), net	(36)		2	(116)	—	3
Total net revenue, excluding net securities gains (losses) (h)	6,903		6,713	6,878	7,032	7,172

Noninterest expense (i)	4,214		4,459	5,219	4,530	4,569
Less: Intangible amortization	142		146	156	161	159
Noninterest expense, excluding intangible amortization (j)	4,072		4,313	5,063	4,369	4,410

Efficiency ratio (i)/(h)	61.0%		66.4%	75.9%	64.4%	63.7%
Tangible efficiency ratio (j)/(h)	59.0		64.2	73.6	62.1	61.5
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended			Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,518	$1,209	$1,281	$2,727	$2,873
Less: Notable items, including the impact of earnings allocated to participating stock awards (1), (2)	(19)	(198)	(429)	(217)	(610)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,537	1,407	1,710	2,944	3,483

Average diluted common shares outstanding (b)	1,561	1,559	1,533	1,560	1,533
Diluted earnings per common share, excluding notable items (a)/(b)	$.98	$.90	$1.12	$1.89	$2.27

Net income attributable to U.S. Bancorp	$1,603
Less: Notable items (1)	(19)
Net income attributable to U.S. Bancorp, excluding notable items	1,622
Annualized net income attributable to U.S. Bancorp, excluding notable items (c)	6,524
Average assets (d)	665,504
Return on average assets, excluding notable items (c)/(d)	.98%

Net income applicable to U.S. Bancorp common shareholders	$1,518
Intangibles amortization (net-of-tax)	113
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(19)
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items	1,650
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization and notable items (e)	6,636

Average total equity	$56,492
Average preferred stock	(6,808)
Average noncontrolling interests	(463)
Average goodwill (net of deferred tax liability) (3)	(11,457)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,087)
Average tangible common equity (f)	35,677
Return on tangible common equity, excluding notable items (e)/(f)	18.6%

Net interest income	$4,023
Taxable-equivalent adjustment (4)	29
Net interest income, on a taxable-equivalent basis	4,052

Net interest income, on a taxable-equivalent basis (as calculated above)	4,052
Noninterest income	2,815
Less: Securities gains (losses), net	(36)
Total net revenue, excluding net securities gains (losses) (g)	6,903
Noninterest expense	4,214
Less: Notable items (1)	26
Noninterest expense, excluding notable items (h)	4,188
Efficiency ratio, excluding notable items (h)/(g)	60.7%

	Three Months Ended
	June 30, 2023
Net charge-offs	$649
Less: Notable items (5)	309
Net charge-offs, excluding notable items	340
Annualized net charge-offs, excluding notable items (i)	1,364
Average loan balances (j)	388,817
Net charge-off ratio, excluding notable items (i)/(j)	.35%
(1)Notable items for the three months ended June 30, 2024 included a $26 million ($19 million net-of-tax) charge for the increase in FDIC special assessment. Notable items of $265 million ($199 million net-of-tax) for the three months ended March 31, 2024 included $155 million of merger and integration-related charges and a $110 million charge for the increase in the FDIC special assessment. Notable items of $575 million ($432 million net-of-tax) for the three months ended June 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $310 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.
(2)Notable items of $291 million ($218 million net-of-tax) for the six months ended June 30, 2024 included $155 million of merger and integration-related charges and a $136 million charge for the increase in FDIC special assessment. Notable items of $819 million ($615 million net-of-tax) for the six months ended June 30, 2023 included $(22) million of noninterest income related to balance sheet repositioning and capital management actions, $554 million of merger and integration-related charges and $243 million of provision for credit losses related to balance sheet repositioning and capital management actions.
(3)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(5)Notable items for the three months ended June 30, 2023 included $309 million of net charge-offs related to balance sheet repositioning and capital management actions.

Business Line Schedules Second Quarter 2024
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

LINE OF BUSINESS FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,172	$1,128	$1,067	3.9	9.8	$2,300	$2,305	(.2)
Consumer and Business Banking	512	484	709	5.8	(27.8)	996	1,496	(33.4)
Payment Services	297	243	313	22.2	(5.1)	540	625	(13.6)
Treasury and Corporate Support	(378)	(536)	(728)	29.5	48.1	(914)	(1,367)	33.1
Consolidated Company	$1,603	$1,319	$1,361	21.5	17.8	$2,922	$3,059	(4.5)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,663	$1,645	$1,585	1.1	4.9	$3,308	$3,209	3.1
Consumer and Business Banking	713	700	962	1.9	(25.9)	1,413	2,019	(30.0)
Payment Services	784	683	732	14.8	7.1	1,467	1,368	7.2
Treasury and Corporate Support	(507)	(772)	(673)	34.3	24.7	(1,279)	(1,370)	6.6
Consolidated Company	$2,653	$2,256	$2,606	17.6	1.8	$4,909	$5,226	(6.1)
Lines of Business
The Company’s major lines of business are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2024 and 2023, certain organization and methodology changes were made, including revising the Company's line of business funds transfer-pricing methodology related to deposits and loans during the second quarter of 2024 and combining its Wealth Management and Investment Services and Corporate and Commercial Banking lines of businesses to create the Wealth, Corporate, Commercial and Institutional Banking line of business during the third quarter of 2023. Prior period results were restated and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,906	$1,904	$1,894.1		.6	$3,810	$3,857	(1.2)
Noninterest income	1,131	1,113	1,071	1.6	5.6	2,244	2,090	7.4
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	3,037	3,017	2,965.7		2.4	6,054	5,947	1.8
Noninterest expense	1,322	1,320	1,323.2		(.1)	2,642	2,620.8
Other intangibles	52	52	57	—	(8.8)	104	118	(11.9)
Total noninterest expense	1,374	1,372	1,380.1		(.4)	2,746	2,738.3
Income before provision and taxes	1,663	1,645	1,585	1.1	4.9	3,308	3,209	3.1
Provision for credit losses	100	141	162	(29.1)	(38.3)	241	135	78.5
Income before income taxes	1,563	1,504	1,423	3.9	9.8	3,067	3,074	(.2)
Income taxes and taxable-equivalent adjustment	391	376	356	4.0	9.8	767	769	(.3)
Net income	1,172	1,128	1,067	3.9	9.8	2,300	2,305	(.2)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,172	$1,128	$1,067	3.9	9.8	$2,300	$2,305	(.2)

Average Balance Sheet Data
Loans	$173,695	$171,068	$178,749	1.5	(2.8)	$172,381	$177,867	(3.1)
Other earning assets	9,590	8,738	6,671	9.8	43.8	9,164	6,349	44.3
Goodwill	4,824	4,825	4,651	—	3.7	4,825	4,633	4.1
Other intangible assets	1,007	1,059	962	(4.9)	4.7	1,033	998	3.5
Assets	203,201	199,192	205,169	2.0	(1.0)	201,196	203,168	(1.0)

Noninterest-bearing deposits	57,299	58,580	73,512	(2.2)	(22.1)	57,939	77,816	(25.5)
Interest-bearing deposits	216,293	207,841	195,333	4.1	10.7	212,068	197,372	7.4
Total deposits	273,592	266,421	268,845	2.7	1.8	270,007	275,188	(1.9)

Total U.S. Bancorp shareholders' equity	21,481	21,757	22,359	(1.3)	(3.9)	21,619	21,949	(1.5)

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,663 million of income before provision and taxes in the second quarter of 2024, compared with $1,585 million in the second quarter of 2023, and contributed $1,172 million of the Company’s net income in the second quarter of 2024. The provision for credit losses decreased $62 million (38.3 percent) compared with the second quarter of 2023 primarily due to stabilizing credit quality. Total net revenue was $72 million (2.4 percent) higher in the second quarter of 2024 due to an increase of $12 million (0.6 percent) in net interest income and an increase of $60 million (5.6 percent) in total noninterest income. Net interest income increased primarily due to growth in interest-bearing deposit balances, offset by lower non-interest bearing balances. Total noninterest income increased primarily due to higher trust and investment management fees and investment product fees, both driven by business growth and favorable market conditions. Total noninterest expense decreased $6 million (0.4 percent) compared with the second quarter of 2023 primarily due to synergies from the MUB acquisition, partially offset by higher compensation and employee benefit expense.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,922	$1,879	$2,295	2.3	(16.3)	$3,801	$4,684	(18.9)
Noninterest income	413	423	431	(2.4)	(4.2)	836	831.6
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	2,335	2,302	2,726	1.4	(14.3)	4,637	5,515	(15.9)
Noninterest expense	1,555	1,535	1,690	1.3	(8.0)	3,090	3,351	(7.8)
Other intangibles	67	67	74	—	(9.5)	134	145	(7.6)
Total noninterest expense	1,622	1,602	1,764	1.2	(8.0)	3,224	3,496	(7.8)
Income before provision and taxes	713	700	962	1.9	(25.9)	1,413	2,019	(30.0)
Provision for credit losses	30	54	16	(44.4)	87.5	84	23	nm
Income before income taxes	683	646	946	5.7	(27.8)	1,329	1,996	(33.4)
Income taxes and taxable-equivalent adjustment	171	162	237	5.6	(27.8)	333	500	(33.4)
Net income	512	484	709	5.8	(27.8)	996	1,496	(33.4)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$512	$484	$709	5.8	(27.8)	$996	$1,496	(33.4)

Average Balance Sheet Data
Loans	$154,857	$154,832	$167,002	—	(7.3)	$154,845	$167,214	(7.4)
Other earning assets	2,278	1,879	2,512	21.2	(9.3)	2,078	2,346	(11.4)
Goodwill	4,326	4,326	4,530	—	(4.5)	4,326	4,512	(4.1)
Other intangible assets	4,734	4,696	5,393.8		(12.2)	4,714	5,492	(14.2)
Assets	168,634	169,073	184,804	(.3)	(8.7)	168,854	185,032	(8.7)

Noninterest-bearing deposits	20,900	21,375	34,120	(2.2)	(38.7)	21,137	37,616	(43.8)
Interest-bearing deposits	202,967	199,298	180,239	1.8	12.6	201,131	177,227	13.5
Total deposits	223,867	220,673	214,359	1.4	4.4	222,268	214,843	3.5

Total U.S. Bancorp shareholders' equity	14,553	14,844	16,386	(2.0)	(11.2)	14,699	16,476	(10.8)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $713 million of income before provision and taxes in the second quarter of 2024, compared with $962 million in the second quarter of 2023, and contributed $512 million of the Company’s net income in the second quarter of 2024. The provision for credit losses increased $14 million (87.5 percent) compared with the second quarter of 2023 due to normalizing credit conditions. Total net revenue was lower by $391 million (14.3 percent) in the second quarter of 2024 due to a decrease of $373 million (16.3 percent) in net interest income and a decrease in total noninterest income of $18 million (4.2 percent). Net interest income decreased due to the impact of deposit mix and pricing as well as lower loan balances. Total noninterest income decreased primarily due to lower service charges. Total noninterest expense decreased $142 million (8.0 percent) in the second quarter of 2024 compared with the second quarter of 2023 due to synergies from the MUB acquisition.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$673	$702	$623	(4.1)	8.0	$1,375	$1,270	8.3
Noninterest income	1,094	979	1,050	11.7	4.2	2,073	1,987	4.3
Securities gains (losses), net	—	—	—	—	—	—	—	—
Total net revenue	1,767	1,681	1,673	5.1	5.6	3,448	3,257	5.9
Noninterest expense	960	971	913	(1.1)	5.1	1,931	1,833	5.3
Other intangibles	23	27	28	(14.8)	(17.9)	50	56	(10.7)
Total noninterest expense	983	998	941	(1.5)	4.5	1,981	1,889	4.9
Income before provision and taxes	784	683	732	14.8	7.1	1,467	1,368	7.2
Provision for credit losses	388	359	314	8.1	23.6	747	534	39.9
Income before income taxes	396	324	418	22.2	(5.3)	720	834	(13.7)
Income taxes and taxable-equivalent adjustment	99	81	105	22.2	(5.7)	180	209	(13.9)
Net income	297	243	313	22.2	(5.1)	540	625	(13.6)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$297	$243	$313	22.2	(5.1)	$540	$625	(13.6)

Average Balance Sheet Data
Loans	$40,832	$39,803	$37,913	2.6	7.7	$40,318	$37,426	7.7
Other earning assets	115	153	74	(24.8)	55.4	134	187	(28.3)
Goodwill	3,327	3,331	3,331	(.1)	(.1)	3,329	3,323.2
Other intangible assets	281	300	359	(6.3)	(21.7)	291	372	(21.8)
Assets	46,099	46,816	44,126	(1.5)	4.5	46,458	43,492	6.8

Noninterest-bearing deposits	2,706	2,791	3,179	(3.0)	(14.9)	2,749	3,181	(13.6)
Interest-bearing deposits	97	97	104	—	(6.7)	97	106	(8.5)
Total deposits	2,803	2,888	3,283	(2.9)	(14.6)	2,846	3,287	(13.4)

Total U.S. Bancorp shareholders' equity	9,941	9,965	9,127	(.2)	8.9	9,953	9,048	10.0

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $784 million of income before provision and taxes in the second quarter of 2024, compared with $732 million in the second quarter of 2023, and contributed $297 million of the Company’s net income in the second quarter of 2024. The provision for credit losses increased $74 million (23.6 percent) compared with the second quarter of 2023 primarily due to normalizing credit conditions. Total net revenue increased $94 million (5.6 percent) in the second quarter of 2024 due to higher net interest income of $50 million (8.0 percent) and higher total noninterest income of $44 million (4.2 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates and customer revolve rates, along with higher loan balances, partially offset by higher funding costs. Total noninterest income increased year-over-year driven by higher merchant processing services revenue, mainly due to favorable rates, and higher other revenue. Total noninterest expense increased $42 million (4.5 percent) reflecting higher net shared services expense driven by investment in infrastructure and higher marketing and business development expense.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	2Q 2024	1Q 2024	2Q 2023	2Q24 vs 1Q24	2Q24 vs 2Q23	YTD 2024	YTD 2023	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($449)	($470)	($363)	4.5	(23.7)	($919)	($694)	(32.4)
Noninterest income	213	183	171	16.4	24.6	396	354	11.9
Securities gains (losses), net	(36)	2	3	nm	nm	(34)	(29)	(17.2)
Total net revenue	(272)	(285)	(189)	4.6	(43.9)	(557)	(369)	(50.9)
Noninterest expense	235	487	484	(51.7)	(51.4)	722	1,001	(27.9)
Other intangibles	—	—	—	—	—	—	—	—
Total noninterest expense	235	487	484	(51.7)	(51.4)	722	1,001	(27.9)
Income (loss) before provision and taxes	(507)	(772)	(673)	34.3	24.7	(1,279)	(1,370)	6.6
Provision for credit losses	50	(1)	329	nm	(84.8)	49	556	(91.2)
Income (loss) before income taxes	(557)	(771)	(1,002)	27.8	44.4	(1,328)	(1,926)	31.0
Income taxes and taxable-equivalent adjustment	(187)	(242)	(282)	22.7	33.7	(429)	(573)	25.1
Net income	(370)	(529)	(720)	30.1	48.6	(899)	(1,353)	33.6
Net (income) loss attributable to noncontrolling interests	(8)	(7)	(8)	(14.3)	—	(15)	(14)	(7.1)
Net income (loss) attributable to U.S. Bancorp	($378)	($536)	($728)	29.5	48.1	($914)	($1,367)	33.1

Average Balance Sheet Data
Loans	$5,301	$5,367	$5,153	(1.2)	2.9	$5,334	$5,282	1.0
Other earning assets	222,224	214,295	215,765	3.7	3.0	218,259	214,073	2.0
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	9	10	10	(10.0)	(10.0)	10	23	(56.5)
Assets	247,570	238,828	238,913	3.7	3.6	243,199	237,559	2.4

Noninterest-bearing deposits	2,513	2,041	2,947	23.1	(14.7)	2,277	3,092	(26.4)
Interest-bearing deposits	11,134	11,038	7,831.9		42.2	11,087	7,348	50.9
Total deposits	13,647	13,079	10,778	4.3	26.6	13,364	10,440	28.0

Total U.S. Bancorp shareholders' equity	10,054	9,101	5,950	10.5	69.0	9,578	5,775	65.9

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $507 million loss before provision and taxes in the second quarter of 2024, compared with a $673 million loss before provision and taxes in the second quarter of 2023, and recorded a net loss of $378 million in the second quarter of 2024. The provision for credit losses decreased $279 million (84.8 percent) compared with the second quarter of 2023 primarily due to balance sheet optimization activities in the prior year quarter, along with relative stability in the economic outlook in the current quarter. Total net revenue was lower by $83 million (43.9 percent) in the second quarter of 2024 due to a decrease of $86 million (23.7 percent) in net interest income, partially offset by an increase of $3 million (1.7 percent) in total noninterest income. Net interest income decreased primarily due to higher funding costs partially offset by higher yields on the investment portfolio and cash balances. The increase in total noninterest income was primarily due to increases in commercial products revenue and a gain on the sale of mortgage servicing rights, partially offset by losses on the sales of securities and a decrease in other revenue. Total noninterest expense decreased $249 million (51.4 percent) compared with the second quarter of 2023 primarily due to a decline in notable items and synergies from the MUB acquisition, as well as prudent expense management and continued focus on operational efficiency, partially offset by higher net shared services and marketing and business development expense due to the timing of campaigns.

Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.